Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 001-42543 on Form 20-F of our report dated October 8, 2024, except for Note 1 and 3(c) as to which the date is December 2, 2024, relating to the financial statements of Robin Energy Ltd. Predecessor. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece
March 24, 2025